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                                                                Exhibit 10.17


           CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE
    DENOTED BY [*]. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY
              WITH THE SECURITIES AND EXCHANGE COMMISSION.


                     PRODUCT PURCHASE AND SERVICES AGREEMENT

         This Product Purchase and Services Agreement ("Agreement") is made effective as of July 29, 1999 (the "Effective Date") by and between Alcatel Internetworking, Inc., a California corporation ("AII") and Ziplink, Inc., a Delaware corporation ("Ziplink" or "You").

                                    RECITALS

1. AII is engaged in the business of manufacturing and selling the products described in the attached Exhibit A (the "Products") and providing certain services as further described herein ("Services").

2. Ziplink desires to purchase from AII, on the terms and conditions set forth herein, certain Products listed in Exhibit A and certain Services as described herein.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth below, the parties agree as follows:

1.       PURCHASE ORDERS AND PRODUCT LEAD TIMES

         1.1 PLACEMENT OF ORDERS: Ziplink shall order Products or obtain services from AII by submitting written purchase orders. Each purchase order shall specify: (a) the Products by part number(s) and the quantities ordered; (b) the date or dates requested for delivery which date shall be at least twenty-one (21) days after AII's receipt of such Purchase Order; and (c) the name, address and telephone number of any carrier or freight forwarder specifically requested by Ziplink or in the case of services: the services to be provided including, the Product to which the services are related, if applicable, the scope of the services to be provided and the date the services are to be provided (a "Purchase Order"). Purchase Orders will be effective upon issuance of written confirmation by AII or shipment of Products ordered; provided, that partial shipment shall not constitute acceptance of the entire order. AII shall not be bound by the terms and provisions of Ziplink's purchase order form to the extent such terms or provision are not consistent with or conflict with this Agreement. AII will make commercially reasonable efforts to accept or reject all Purchase Orders within ten (10) days after AII's receipt of such Purchase Order. The terms and conditions of this Agreement, AII's invoice and/or confirmation, and AII's General Terms and Conditions of Sale (to the extent they do not conflict with this Agreement), the applicable Service description shall govern the sale of Products and rendering of Services under this Agreement. The terms and conditions of this Agreement shall supercede any conflicting provision of any document provided by either Ziplink or AII

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

              and not signed by both Ziplink and AII which conflict with the terms and conditions of this Agreement.

         1.2 PRODUCT LEAD TIMES: Ziplink shall, at least monthly, provide (or more often as reasonably requested by AII within ten (10) business days after Ziplink receives such request from AII) AII with a forecast of its anticipated product needs for the next nine (9) months. Such forecast is subject to reasonable change by Ziplink. Attached hereto as EXHIBIT A-1 is the initial forecast. AII shall use its commercially reasonable efforts to meet such forecast as it shall change from time to time.

         1.3 ENGINEERING ENHANCEMENTS: AII shall provide the Engineering Enhancements as set forth in Exhibit B.

         1.4 EVALUATION ORDERS AND DEMONSTRATION EQUIPMENT: By virtue of execution of this Agreement, Ziplink acknowledges and agrees that all Evaluation Orders and Demonstration Equipment provided under the purchase orders set forth in Schedule 1 attached hereto (which purchase orders identify Ziplink, Ziplink LLC or Ziplink Internet as the purchaser) shall, upon execution of this Agreement, be deemed consummated purchases of Products made exclusively by Ziplink from AII. The warranty period for all such Products shall have begun on the date such Products were shipped to Ziplink. Payment shall be due as set forth in Section 3.4; however, no default shall exist with respect to any amounts owed that would be due on or before the date hereof in accordance with Section 3.4, if such amounts are paid or acceptable financing arrangements with AII are made within thirty (30) days following the date hereof.

         2.  DELIVERY AND TERMS OF SHIPMENT

         2.1 DELIVERY: AII shall make commercially reasonable efforts to effect shipment on or before the scheduled shipping date(s) reflected on AII's acknowledgment and/or invoice, but such schedule may vary due to, among other things, conditions beyond AII's reasonable control, including, but not limited to, AII's receipt of all materials and information to be supplied, where applicable, by Ziplink. If no shipping date is specified, shipment will be made on date(s) selected by AII. Delivery may be made within a time period reasonably in advance of any scheduled delivery date but which shall in no event exceed ten (10) days. Shipment shall be F.O.B. the location of AII's shipping facility, unless otherwise indicated on AII's acknowledgment and/or invoice.

         2.2 PACKING: Unless otherwise noted on AII's acknowledgment and/or invoice or as requested by Ziplink, all items will be packed for shipment in accordance with AII's

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

              standard practice and shipped by the most appropriate method. Unless specifically requested by Ziplink in writing or as agreed between the parties, AII's standard practice shall be generally consistent with standard industry practice. AII shall use reasonable efforts to comply with AII's reasonable requests for special shipping requirements; however, Ziplink may be responsible for additional charges related to such special shipping requirements. AII shall not assume any liability in connection with such packing or shipment. If requested by Ziplink, transportation charges will be prepaid and will be added to AII's invoice as a separate item.

         2.3 RISK OF LOSS: All risk of loss or damage to Products shall be assumed by Ziplink upon AII's delivery of such products to the carrier for shipment to Ziplink. Any and all claims by Ziplink for damage, loss or delays in transit shall be made by Ziplink against the carrier (with notice thereof to AII), and AII shall have no responsibility or obligations with respect to any such damage, loss or delay except to the extent permitted under relevant provisions of this Agreement respecting the return of defective products. Notwithstanding the foregoing, Ziplink shall maintain public liability, property damage and casualty insurance covering each Product in form and amount and with companies approved by AII and shall name AII as loss payee and/or additional insured, as their interests may appear from the time of AII's delivery of such Products to the carrier until AII receives payment for the Products as set forth herein. Ziplink shall pay the premiums therefor, at its sole cost and expense, and shall deliver to AII at any time upon request evidence of such policies satisfactory to AII. Each insurer shall agree, by endorsement on the policy issued by it or by independent instrument furnished to AII, that such insurer will give AII thirty (30) day's prior written notice before the policy in question shall be altered, canceled or terminated without renewal. Ziplink hereby appoints AII as Ziplink's attorney in fact to make claim for, receive payment of, and execute and endorse all documents, checks or drafts for loss or damage under any said insurance policy. At AII's request, Ziplink shall furnish AII with evidence reasonably satisfactory to AII that the insurance coverage required hereby is in effect. Each insurance policy shall require payment thereunder notwithstanding any breach or violation by Ziplink of any warranties, declarations or conditions thereof.

         2.4 DELAYS: AII will notify Ziplink immediately if the delivery of Products cannot be completed by the agreed delivery date, and will provide in such notice the expected date when delivery will take place. In no event shall AII be liable for any damages or penalties for delay in delivery or for failure to give notice of delay.

         2.5 SHIPMENT DEFERRAL: Ziplink may, by written notice to AII, defer shipment of not more than one (1) order per calendar quarter of all or part of a shipment of Products that is on order at the time of deferral, by giving AII notice at least twenty-one (21)

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

              days prior to the originally requested delivery date. Ziplink shall limit its deferral to a maximum deferral of sixty (60) days from the original ship date on the Purchase Order. Purchase Orders may not be deferred more than once.

         2.6 ZIPLINK'S DUTY OF INSPECTION: Ziplink shall carefully inspect all deliveries of products as they are received by Ziplink and report to AII promptly (but in no event more than ten (10) business days after receipt of shipment) any alleged error, shortage, defect or nonconformity of such products which was reasonably discoverable. Any failure by Ziplink to so inspect and report shall constitute a waiver by Ziplink of any claim or right of Ziplink against AII arising with respect to any such error, shortage defect or nonconformity which was reasonably discoverable by such an inspection.

         2.7 RETURNS: Authorization to return products purchased from AII must be obtained from AII prior to any such return. All returned products must be shipped within ten (10) days of AII's authorization, in the unopened in the original packaging and container, and shall conspicuously bear the return merchandise account number Ziplink obtains from AII prior to return. However, except as set forth in Section 4.2, in no event shall AII be entitled to return any products more than sixty (60) days after shipment of such products to AII and Buyer shall not be entitled to return merchandise which is not presently offered for sale by AII to other customers. Except as set forth in Section 4.2, Ziplink shall have no right to return more than twenty percent (20%) of the Products ordered during any sixty (60) day period. In AII's sole discretion, credit may be granted with respect to returned products, less a restocking charge of no greater than ten percent (10%), provided that any returned products must be shipped appropriately packed under the circumstances to AII, freight prepaid, at Ziplink's risk. AII shall notify Ziplink at least fourteen (14)_days before shipment of Products which are no longer offered for sale by AII to other customers. Ziplink then shall be provided a reasonable opportunity which must be exercised at least five (5) days before shipment to upgrade its purchase order to reflect the changes in AII's product offering. In the event that Ziplink after having received notice of the planned discontinuance of a Product does not upgrade its purchase order, Ziplink understands that it will not be entitled to return such Product under Section 4.2.

         2.9 CANCELLATIONS: Products canceled by Ziplink within seven (7) days of the confirmed shipment date are subject to a cancellation charge of ten percent (10%) of the net value of the canceled portion of the order. Products canceled by Ziplink within eight
              (8) to twenty-five (25) days of the confirmed shipment date, shall be subject to a cancellation charge of five percent (5%) of the net value of the canceled portion of the order. The parties agree that the cancellation charge is not imposed as a penalty, but as liquidated damages. Orders of non-standard products or special product configurations and deferred shipments are not cancelable.

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

3.       PRICING

         3.1 PRODUCT PRICES: Unless otherwise expressly indicated in writing by AII, the purchase prices for Products shall be as set forth in Exhibit A at the time the purchase order is received. Exhibit A may be modified by AII at its sole discretion, and unless otherwise agreed in writing between the parties, AII reserves the right to change prices and discount rate(s) for any Products at any time. Any price increase shall become effective upon thirty
              (30) days notice to Ziplink, but shall not apply to purchase orders which have been accepted by AII prior to thirty (30) days after the date on which AII transmits the price increase notice to Ziplink. Any price decrease shall become effective upon written notice to Ziplink, and shall apply to any purchase orders which are accepted but unfilled on the date on which AII transmits the price decrease notice to Ziplink.

         3.2 ADDITIONAL COSTS: Unless otherwise expressly indicated in writing by AII, Ziplink shall pay, and be exclusively liable for, all costs including, but not limited to, shipping, delivery and insurance after AII has effected delivery of the products to the carrier.

         3.3 TAXES: Prices do not include any tax or other governmental charge or assessment on the sale, shipment, production or use of any products sold or services rendered to Ziplink hereunder. Such taxes and charges, when applicable, may appear as separate additional charges on AII's invoice. Ziplink shall be solely responsible for, and shall pay to AII upon demand, any such tax, charge or assessment, unless Ziplink has furnished to AII a valid certificate issued by or acceptable to the tax authority in question.

         3.4 PAYMENT: Unless otherwise stated on AII's acknowledgment and/or invoice, Ziplink shall pay all amounts due for Products purchased or Services rendered hereunder in cash, wire transfer or check or upon mutually agreeable financing terms with Alcatel USA within sixty (60) days from shipment) from the later of Ziplink's receipt of AII's invoice or Ziplink's receipt of the Product or Service, provided that if AII deems Ziplink's financial status unsatisfactory or Ziplink is in default of any material obligation of Ziplink to AII, AII (without prejudice to any other rights or remedies it may have) may require payment in full of all amounts payable to AII by Ziplink under AII's invoice or otherwise prior to shipment of any Products or the rendering of Services thereunder. In the event any payment is not made within sixty (60) days after the later of Ziplink's receipt of AII's invoice or Ziplink's receipt of the Product or Service, Ziplink shall pay as additional interest or service charge the amount indicated on AII's then current applicable price list or, if none is so indicated, in an amount equal to one percent (1%) of the unpaid balance per month (or portion

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

              thereof), or if less, at the highest interest rate permitted to be owed by AII to Ziplink for any reason whatsoever. Any amount which Ziplink reasonably disputes based on objective evidence provided to AII prior to such payment's due date shall not be subject to the interest or service charge set forth above to the extent that AII is later determined to have not owed such disputed amount.

         3.5 EXPORT LAWS AND REGULATIONS: Any obligation of AII to provide products shall be subject in all respects to all United States laws and regulations governing the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States. Ziplink shall not export, directly or indirectly, any products or related information without first obtaining all required licenses and approvals from the appropriate government agencies.

         3.6 ZIPLINK'S MATERIALS: If applicable, Ziplink represents and warrants that any and all materials or other items furnished by or on behalf of Ziplink to AII for use in connection with production of AII's products will be Ziplink's exclusive property, free and clear of all liens, claims and encumbrances whatsoever. Unless otherwise indicated on AII's acknowledgment and/or invoice, Ziplink shall bear all costs of delivering such materials and items to AII's production facility. AII shall be liable for any loss, destruction or damage of any such materials or items while in AII's procession to the extent (but only to be extent) caused solely by AII's negligence, subject to the limitation on AII's liability described in Section 4.7 below.

         3.7. SOFTWARE LICENSE: Upon acceptance of and payment for any software and/or documentation shipped by AII to Ziplink, and subject to the terms and conditions of this Agreement, Ziplink shall have a worldwide, nonexclusive, nonsublicensable, nontransferable license to use such software and/or documentation. Ziplink may make one
              (1) copy of the software for back-up and disaster recovery purposes only. The licenses set forth herein shall terminate immediately upon Ziplink's discontinuance of the use of the equipment on which the software is installed. Ziplink understands and agrees that title to, and all rights of ownership in, any such software and/or documentation shall at all times remain with AII and relevant third parties.

4.       WARRANTIES OF AII

         4.1 WARRANTIES: AII warrants to Ziplink that the Products other than software including software media shall be free from material manufacturing and materials defects under conditions of normal use for a period of twelve (12) months from shipment by AII to Ziplink. Products which do not comply with the above warranty and are returned by Ziplink to AII during the warranty period (as shown by appropriate documentation) will be repaired or replaced at AII's option, at no cost to Ziplink.

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         4.2  RETURN OF AII PRODUCTS: Ziplink will bear the cost of freight and insurance of returned AII's Products, and AII shall bear the cost of freight and insurance of repaired AII's Products. All returned products must be in the original, or substantially similar, packaging and container and shall conspicuously bear the RMA number Ziplink obtains from AII prior to return. If AII cannot, or determines that it is not practical to, repair or replace the returned Product, the price therefor paid by Ziplink will be credited and applied to future orders. AII will make available to Ziplink spare parts for purchase at prices set forth in AII's then current price list. Upon return of such repaired Products, the warranty with respect to such products will continue for the remaining unexpired warranty or sixty (60) days, whichever is longer.

         4.3 SOFTWARE PROBLEM RESOLUTIONS: AII will use commercially reasonable efforts to provide Ziplink with corrective solutions or upgrades for software defects, glitches, "bugs" or problems with respect to the Product of which Ziplink has notified AII during the first ninety (90) days after the Product is purchased from AII. During this ninety (90) day period, AII may offer maintenance releases on new software releases ("Software Releases"), at its sole discretion, to Ziplink for software fixes. Outside of the period set forth herein, software fixes shall only be available through Software Releases.

         4.4 WARRANTY OF WORKMANSHIP: AII warrants to Ziplink that Services will be performed in a professional and workmanlike manner.

         4.5 GUARANTY OF PERFORMANCE: AII shall, in conjunction with Ziplink, work with Ziplink to establish and maintain at least a ninety (90%) average monthly utilization rate during the one (1) year period following the date hereof for the Web TV Application as currently in use (the "Baseline Rate"). The Baseline Rate shall not include any cause of interruption not attributable to AII such as busy signals, "no carrier" status, user authentication failures, changes in or to Ziplink's software or hardware not approved by AII, or network connectivity failures. Ziplink shall keep AII continuously updated as to the Rate. In the event of any ongoing performance deficiency below such Rate, AII shall use its commercially reasonable efforts to remedy such deficiency as soon as possible. Within ten (10) business days following written notice by Ziplink detailing any significant performance deficiency in the Rate, AII shall deliver an initial draft of an action plan to Ziplink and use all commercially reasonable efforts to initiate a resolution of the problem within thirty
               (30) days. Ziplink will use all commercially reasonable efforts cooperate fully with AII in resolving such problems.

               In addition, AII is responsible for ensuring that the Products when purchased (unless otherwise disclosed to Ziplink) are substantially interoperable in all material

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

              functionality with the then-commercially available open (i) switching systems and routers of the two largest recognized providers (for shipments within the United States) of such hardware, and (ii) Cisco/American Internet and AII service management center software. If any Product purchased by Ziplink fails to meet such interoperability standard, Ziplink shall provide AII with written notice specifically detailing the relevant deficiencies. Should AII not cure such deficiencies within ninety (90) days following receipt of notice thereof, AII shall either repurchase the non-interoperable hardware at its purchase price or obtain other hardware or software for Ziplink that will address the interoperability problems. This obligation shall continue with respect to any unit purchased for a period of two (2) years from its date of purchase, and Ziplink's notice must be received by such time; the notice and AII's obligations shall be applicable only to those units (of the same Product) purchased no more than two (2) years prior to the date of the notice. Finally, in the event AII fails to comply with the terms of this paragraph, Ziplink shall be permitted to terminate this Agreement.


         4.6 SPECIFICATIONS: It is the sole and exclusive responsibility of Ziplink to determine the suitability of any and all products of AII for Ziplink's intended purposes and uses. AII warrants that the products sold hereunder conform to AII's applicable specifications for such products (subject to AII's standard tolerances for variations) as in effect at the time of shipment by AII, or, if applicable, specifications provided by Ziplink and expressly accepted by AII in writing provided that AII shall not have any liability whatsoever for any damage to or defect in products resulting directly or indirectly from events occurring after the shipment of such products by AII unless directly caused by AII.

THE WARRANTIES SPECIFIED IN THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE WARRANTIES GIVEN BY AII WITH RESPECT TO PRODUCTS AND SERVICES SOLD OR PROVIDED BY AII. AII GIVES AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, OTHER THAN THAT EXPRESSLY SET FORTH HEREIN. NO REPRESENTATIVE OF AII IS AUTHORIZED TO GIVE OR MAKE ANY OTHER REPRESENTATION OR WARRANTY OR MODIFY THIS WARRANTY IN ANY WAY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO IMPLIED WARRANTY OF MERCHANTABILITY, NO IMPLIED WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OF PERFORMANCE IS GIVEN OR MADE BY AII OR SHALL ARISE BY OR IN CONNECTION WITH ANY SALE OR PROVISION OF PRODUCTS OR SERVICES BY AII, OR ZIPLINK'S USE OF ANY PRODUCTS OR SERVICES OR AII'S AND/OR ZIPLINK'S CONDUCT IN RELATION THERETO OR TO EACH OTHER AND IN NO EVENT SHALL AII HAVE ANY LIABILITY OR OBLIGATION

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WHATSOEVER UNDER OR IN CONNECTION WITH ANY SUCH WARRANTY WITH RESPECT TO ANY
PRODUCTS OR SERVICES.

         4.7 LIMITATION ON AII'S LIABILITY: Ziplink acknowledges that it does not rely on, and waives any claim relating to, any recommendation or instruction given to Ziplink by AII or any of its representatives regarding the specification, storage, handling or use of products purchased and sold hereunder, which recommendation or instruction shall be followed by or acted upon Ziplink entirely at Ziplink's own risk.

IN NO EVENT SHALL AII BE LIABLE TO THE ZIPLINK FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR RELATED TO THIS AGREEMENT OR THE PRODUCTS OR SERVICES PROVIDED IN CONNECTION HEREWITH (INCLUDING LOSS OF PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), HOWEVER ARISING, WHETHER FOR BREACH OF THIS AGREEMENT, INCLUDING BREACH OF WARRANTY OR IN TORT, EVEN IF THAT PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. SUBJECT TO SECTION 7.2 BELOW, AII SHALL BE LIABILE TO THE ZIPLINK FOR THE ZIPLINK'S PROVEN DIRECT DAMAGES TO THE EXTENT CAUSED, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION, BY AII, ARISING OUT OF, OR IN CONNECTION WITH, THE SALE OR USE OF THE PRODUCTS OR SERVICES SOLD HEREUNDER, THE TRANSACTIONS CONTEMPLATED HEREBY, OR AII OR ZIPLINK'S CONDUCT OR ACTIONS IN RELATION TO ANY OF THE SAME OR TO EACH OTHER ("CLAIMS") IN AN AMOUNT NOT TO EXCEED TWICE THE AMOUNT(S) ACTUALLY RECEIVED BY AII FROM ZIPLINK AS PURCHASE PRICE FOR THE SPECIFIC PRODUCT(S) OR SERVICE(S) WHICH GIVE RISE TO AII'S LIABILITY.

         4.8 MAINTENANCE, SUPPORT, TRAINING: Any maintenance, support or training services other than those set forth in this Agreement that may be requested by Ziplink may also be subject to a separate AII term sheet and AII may require Ziplink to enter into a separate agreement therefor, which services would then be provided at an additional charge.

5.       SERVICES

         5.1 SERVICES: AII shall provide Ziplink's employees with training related to the Product. EXHIBIT C attached hereto details the training options available. AII shall provide Ziplink with a two thousand dollars ($2,000.00) credit against the costs of training for every one hundred thousand dollars ($100,000.00) of Product purchased by Ziplink. Such one hundred thousand dollars ($100,000) shall be based upon the net

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

              price of Product paid by Ziplink to AII.

         5.2 SERVICE AND SUPPORT: EXHIBIT D sets forth the other service and support agreements of the parties. Failure to provide support and service pursuant to the terms of Exhibit D of this Agreement within thirty (30) days after receipt by AII of notice of such failure shall constitute a material breach of the Agreement. Pricing for support shall be set forth in Exhibit D. Ziplink will notify AII within thirty (30) days after shipment of each Product that it does not desire support for such Product.

         5.3 GUARANTY OF SERVICE: There shall be no restocking charges for Product returned because of defect or where Service has not been provided as required by this Agreement. In addition, provided that Ziplink is not in material breach of this Agreement at the time it obtains or renews such Service, for three (3) years from the date of shipment of the applicable Product, AII shall have a continuing obligation to Ziplink to offer maintenance and service support for Product subject to Exhibit D notwithstanding Ziplink's continuing purchase of Product or the termination of other provisions of this Agreement.

         5.4  General Terms Related to Service

        5.4.1 Ziplink's order for Service will be according to the terms of AII's then current Service description.

        5.4.2 To be eligible for Services, Products to be serviced must be in good operating condition at current specified revision levels. AII may charge its standard rates in effect on the date of Ziplink's Service order is place to make Products eligible for Services.

        5.4.3 Relocation of Products is Ziplink's sole responsibility and may result in adjustments to Service charges and changes to Service response times. If Products are relocated outside the continental United States, their continued Service will also be subject to the reasonable availability of a AII authorized service provider.

        5.4.4 Ziplink is responsible for the security of its proprietary and confidential information and for maintaining a procedure external to the Products to reconstruct lost or altered Ziplink files, data or programs. Ziplink agrees to have its representative present when AII provides Service. Ziplink agrees to notify AII if Products are being used in an environment which poses a potential health hazard to AII's employees or subcontractors.

        5.4.5 Services may be furnished by AII, or for AII by AII's subcontractor, or a AII authorized Service provider.

        5.4.6 All replaced parts will become the property of AII on an exchange basis.

        5.4.7 Diagnostics, documentation, spare parts, tools, test equipment and other material used in the performance of installation, warranty, maintenance or professional services ("Services") may be furnished by AII, or with Products, or stored at Ziplink's facility. AII grants no title or license to such material and it remains the exclusive property of AII. Ziplink agrees to promptly return all such material to AII upon AII's written request.

6.       TERM AND TERMINATION

         6.1 TERM: The initial term of this Agreement is one (1) year. Thereafter this Agreement will automatically renew for one (1) one
              (1) year term, unless it is earlier terminated by written notice thirty (30) days prior to the end of the initial term.

         6.2 TERMINATION UPON DEFAULT: If either party defaults in the performance of any of its material obligations hereunder or defaults under any agreement with any Affiliate of the other party and if such default is not corrected within thirty (30) days after written notice thereof by the other party, then the non-defaulting party, at its option, may, in addition to any other remedies it may have, terminate this Agreement by giving written notice of termination to the defaulting party.

         6.3 TERMINATION FOR CONVENIENCE: Subject to the applicable provisions set forth herein, either party may terminate this Agreement after providing ninety (90) days prior written notice to the other party.

         6.4 TERMINATION FOR CAUSE: This Agreement may be terminated by either party, on written notice, (i) if the other party becomes insolvent, (ii) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, (iii) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in such other party's favor within sixty (60) days thereafter, (iv) upon the other party's making a general assignment for the benefit of creditors, or (v) upon the other party's dissolution or ceasing to conduct business in the normal course.

         6.5 EFFECT OF TERMINATION OR EXPIRATION: Termination or expiration of this Agreement shall not relieve Ziplink's payment obligations incurred during the term of this Agreement. In addition, Sections 3.5, 3.7, 4.1, 4.3, 4.4, 4.5, 4.6, 4.7, 6.5, 7, 8, 9, 10 and 11
              shall survive expiration or termination and remain in effect thereafter. Provided Ziplink is not in material breach of this Agreement, AII shall complete all work in progress commenced against uncanceled purchase orders and shall deliver the Product specified in such uncanceled purchase orders.

                                       --

7.       INDEMNITIES

         7.1 ZIPLINK'S INDEMNITY: Subject to Section 7.2 below, Ziplink agrees to indemnify, hold harmless and defend AII (and its employees, subsidiaries, affiliates, successors, assigns and agents) from and against any and all judgments, liabilities, damages, losses, expenses and costs (including, but not limited to, court costs and attorneys' fees) incurred or suffered by AII, which directly relate to or arise out of (i) Ziplink's use, handling, sale or distribution of the products sold hereunder, (ii) Ziplink's breach of any representation, warranty or obligation hereunder, and/or
              (iii) the infringement or violation of any third party's intellectual property or other rights arising out of or in connection with AII's use of specifications, materials or other items provided to AII by Ziplink.

         7.2 AII'S INDEMNITY: AII will defend any action brought against Ziplink to the extent based on a claim that a product supplied by AII, when used for any of the purposes contemplated by AII, directly infringes a third party United States patent or United States copyright. AII will pay any award against Ziplink, or settlement entered into on Ziplink's behalf, based on such infringement only if Ziplink notifies AII promptly in writing of the claim, provides reasonable assistance in connection with the defense and/or settlement thereof, at AII's expense, and permits AII to control the defense and/or settlement thereof. AII shall have no liability if the alleged infringement is caused by (i) use of other than the then-most-recent version of such product provided by AII to Ziplink hereunder, (ii) use of a product for which AII has provided Ziplink with modifications or substitute products pursuant to Section 7.3 below, if use of such modifications or substitute products would have prevented the claim, or (iii) any combination of AII's product with Ziplink's product or other non-AII equipment, programs or data, where AII's product alone would not have given rise to the claim.

         7.3 MODIFICATIONS/SUBSTITUTIONS: In the event of an infringement action against Ziplink with respect to a Product supplied by AII, or in the event AII believes such a claim is likely, AII shall be entitled, at its option but without obligation or additional cost to Ziplink or its customers, to (i) appropriately modify such Products, or substitute other products which, in AII's opinion, do not infringe any third party intellectual property rights; provided, that such modifications or substitutions shall not materially affect the fit or function of such Products; (ii) obtain a license with respect to the applicable third party intellectual property rights; or (iii) if neither (i) nor (ii) is commercially practicable, terminate Ziplink's licenses hereunder.

         7.4 AII'S ENTIRE LIABILITY: Notwithstanding anything contained herein, this Section 7 states AII's entire liability for actual or alleged infringement of intellectual property rights.

                                       --

8.       CONFIDENTIALITY

         8.1 DESIGNATION: As used in this Agreement, the term "Confidential Information" shall mean any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary", or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a reasonable time (not to exceed thirty (30) days) after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party. Notwithstanding any failure to so identify it, however, all Software source code shall be AII Confidential Information.

         8.2 EFFECT OF DESIGNATION: Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth herein, and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

         8.3 EXCEPTIONS: Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can prove:

              i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party;
              ii) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;
              iii) is disclosed with the prior written approval of the
                   disclosing party;
              iv) was independently developed by the receiving party without any use of the Confidential Information, as demonstrated by files created at the time of such independent development;
              v) became known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights;
              vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

                                       --

         8.4 RETURN OF MATERIALS: Upon expiration or termination of this Agreement, each party shall return all Confidential Information received from the other party.

         8.5 PRESS RELEASES: Except as to its Affiliates, as part of a governmental inquiry, pursuant to a court order or where such disclosure is limited to the existence of a relationship between the parties, neither party shall disclose by press release or other marketing/sales material the basis of the relationship between them or this Agreement without the written authorization of the other party which will not be unreasonably withheld, conditioned or delayed. However, written authorization once given will apply to additional substantially similar uses until such authorization is revoked, i.e. written authorization to disclose the relationship in a marketing proposal will allow disclosure in other marketing proposals until such authorization is revoked.


9.       TITLE

         9.1 TITLE: Subject to Section 3.7 herein, title to all Products sold by AII to Ziplink shall pass from AII to Ziplink when Ziplink has paid in full for such Products. However, if Ziplink should fail to pay when due any amount Ziplink owes to AII on account of such Products, AII shall have, in addition to any other rights of AII, the right (without liability of AII) to repossess such Products or to require Ziplink to effect (at Ziplink's expense) return delivery of such products to AII. In addition, until Ziplink has paid to AII the entire amount due to AII for such Products, Ziplink agrees that each Product is, and shall at all times be and remain, the sole and exclusive property of AII. Ziplink shall have no right, title or interest therein, except as expressly set forth herein. Ziplink will execute and deliver to AII all such instruments and documentation reasonably requested by AII confirming AII's ownership interest in such Product(s). To the extent that Ziplink is deemed to receive any interest in the Product(s) that this Agreement shall constitute a financing under applicable law, then Ziplink hereby grants to the AII a security interest in and to the Product(s). Ziplink agrees to execute and file Uniform Commercial Code financing statements and to take whatsoever action as is requested by AII necessary or beneficial to protect or perfect AII's interest in any or all of the Product(s) or the payments due hereunder. AII may file a copy of this Agreement, as well as any Order, as a financing statement. To facilitate the foregoing, Ziplink covenants that it will not move any Product(s) from the site of its delivery (any such removal also requiring the written consent of the AII), change its principal place of business or chief executive office from its address as set forth in this Agreement or change its name (or do business in any other name) in each case without providing to AII at least thirty (30) days' prior written notice.

                                       --

10.      INTELLECTUAL PROPERTY RIGHTS

         10.1 OWNERSHIP: No ownership interest in intellectual property rights shall pass from AII to Ziplink under this Agreement. AII shall have and retain all intellectual property rights in the results of development work relating to Products or Services. AII may incorporate the results of any developmental work into Products or other Services for use, license, lease or other disposition.

         10.2 SOFTWARE. Any software delivered to Ziplink under this Agreement shall be subject to the terms of the non-exclusive license in
              Section 3.7. Ziplink shall obtain no proprietary rights to such software. Ziplink shall not and shall not attempt to change, modify, deface, alter, reproduce or disclose the programming content of any software without AII's express written consent. Ziplink's failure to abide by any of these restrictions shall constitute a material breach of this Agreement giving AII cause to immediately terminate this Agreement.

11.      YEAR 2000 MATTERS

11.1 YEAR 2000 MATTERS: AII warrants to Ziplink that the Products manufactured by AII and sold hereunder, to the extent used in accordance with user documentation supplied by AII, will not improperly generate, record, interpret, exchange or display dates within calendar year 2000, provided no product communicating with AII's Products improperly generates, records, interprets, exchanges or displays such dates. AII's sole liability and Ziplink's exclusive remedy for breach of the above warranty is for AII, at its sole option, and provided Ziplink has notified AII promptly after discovery of a non-conformity (but in no event later than December 31, 2000), to repair or replace non-conforming hardware, or to provide a maintenance release, patch or workaround for non-conforming software.

12.      GENERAL TERMS

         12.1 GOVERNING LAW/ATTORNEYS' FEES: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to its conflicts of law rules. In the event it becomes necessary for either party to employ an attorney in order to enforce the terms hereof, or to protect the rights of either party hereunder, and such party is successful in any action in connection therewith, the other party agrees to pay such prevailing party the reasonable attorneys' fees and legal costs incurred.

         12.2 WAIVER/SEVERABILITY/AMENDMENTS: No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or

                                       --
              remedy. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms and provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other term or provision of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. The invalidity or unenforceability, in whole or in part, of any provision, term or condition hereof shall not affect the validity and enforceability of the remainder of such provision, term and condition or any other provision, term or condition. This Agreement may not be amended except by written agreement of AII and Ziplink expressly referring herein.

         12.3 RELATIONSHIP OF THE PARTIES: The parties hereto are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute either party the agent of the other party for any purpose or in any sense whatsoever, or constitute the parties as partners or joint venturers.

         12.4 ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign any of its rights, obligations or privileges (by operation of law or otherwise) hereunder without the prior written consent of the other party, which shall not be unreasonably withheld; provided, that AII shall have the right to assign its rights, obligations and privileges hereunder to an acquirer of all or substantially all of its business or assets without obtaining any consent from Ziplink to such assignment.

         12.5 NOTICES: Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered letter, or by telecopy confirmed by registered or certified letter, to the other party at its address set forth below, or such new address as may from time to time be supplied by the parties hereto in accordance with the procedures set forth in this Section 12.5 If mailed, notices will be deemed effective three (3) working days after deposit, postage prepaid, in the mail.

              If to Ziplink:        Ziplink, Inc.
                                    900 Chelmsford Street
                                    Tower One, Fifth Floor
                                    Lowell, MA  01851
                                    Attn.:  Chief Financial Officer

                                       --

              If to AII:            Alcatel Internetworking, Inc.
                                    26801 West Agoura Road
                                    Calabasas, CA 91301
                                    Attn.: Legal Department

         12.6 FORCE MAJEURE. Notwithstanding anything else in this Agreement, and except for the obligation to pay money, no default, delay or failure to perform on the part of either party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due to causes beyond the reasonable control of the party charged with a default, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy, nuclear disasters, or default of a common carrier; provided, that for the duration of such force majeure the party charged with such default must continue to use all reasonable efforts to overcome such force majeure.

         12.7 ENTIRE AGREEMENT. The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.


ALCATEL INTERNETWORKING, INC.               ZIPLINK, INC.
("AII")                                     ("ZIPLINK" or "YOU")



Print Name: /s/ Thomas Burns                Print Name: /s/ Gary P. Strickland
            -----------------------                     -----------------------
Title: CHIEF FINANCIAL OFFICER                    Title: CHIEF FINANCIAL OFFICER


                                       --

                                    EXHIBIT A

                               PRODUCTS AND PRICES

AII agrees to provide Ziplink a discount of * (the "Discount") from AII's then current list price for all access concentration hardware. The Discount shall be in effect for twelve (12) months after the Effective Date of this Agreement; prior to the expiration of such twelve (12) month period, the parties will meet to agree upon future prices.

         *Any "SCM-90" with channelized T3 port "modules purchased prior to general availability of "SCM-120 with channelized T3port" module will be upgraded by AII to SCM-120 for the cost differential taking into account the agreed discount rate.

         ** Any "Hybrid Access Server 336 channels" module without stac compression which is purchased prior to general availability of 336 channel module with stac compression will be upgraded by AII to support stac compression at no charge to Ziplink.

         *** AII shall provide a qualified engineer to Ziplink at no cost to Ziplink at Ziplink's office to assure that the purchased SMC software is operational upon installation.

PERFORMANCE MATTERS

         1. AII's equipment is designed to work substantially in accordance with AII's specifications indicated in the supplied product and technical documentation.

         2. Joint AII/Ziplink meetings will be held on a regular, pre-determined basis at Ziplink's Lowell facility to track deployment, installation, and project progress throughout the course of the implementation. AII's account team, in addition to AII's support engineers, will participate through either on-site presence or via teleconference. In this manner, the parties should be able to track issues, coordinate critical events, provide technical assistance, etc.

         3. AII will work with Ziplink's team to identify a performance index that can be routinely monitored as an assessment of network health availability. Ziplink will monitor and track this parameter and, in the event that the index falls below an agreed upon level, AII will initiate a support escalation process as indicated in Exhibit D.

         4. AII will work with the Ziplink's team to derive a mutually acceptable set of network error conditions to assist in the diagnosis, trouble-shooting, and escalation for the AII support team to meet these performance guarantees.

                                       --

                                    EXHIBIT B

                            ENGINEERING ENHANCEMENTS



1.       AII will have available to Ziplink the following Enhancements:

         User interface DS-0 activity display with DS-0 global counter.

         Domain-based forwarding enhancements - option to strip or not strip domain name with same call policy but different DBR entries & option to overwrite existing domain name using separate call policy.

         RADIUS secret separate for authentication and accounting server.


     2. AII will have available the following Product Enhancements by December 31, 1999:

         Provide command line PPP user name lookup query to find specific session information.

         Provide command line global lookup of all detected connections showing DNIS, CallerID, and connected ports including all connections prior to successful PPP negotiation.

         Provide capability to view PPP session information and associated modem port diagnostics/statistics together.

         Provide ability to query system for NASID and Class RADIUS attributes with SNMP.

         Provide ISDN dial-out backup services.


     3. AII will make reasonable efforts to make available Product Enhancements To Implement by June 30, 2000.

         Provide unique session ID with each syslog message so that all related connection records from beginning of DS-0 activity to call completion can be readily greped from syslog file.

                                       --

                                    EXHIBIT C

                                    TRAINING

AII shall conduct on a one-time basis a 3-day training session at Ziplink's Lowell facility for ten (10) of Ziplink's engineers. The options and elements of this program are detailed below.

         1. AII will offer a Multiservice Access Concentrator Technical Training Course in Milpitas.

         2. On site training at a cost of thirty-five hundred dollars ($3500) per day.

The training session will be substantially as follows:


OVERVIEW:

This course provides a complete overview in the use and configuration of AAT multiservice access concentrator family. Topics include both narrowband dial and broadband remote access server configurations.


PREREQUISITES:

An understanding of telephonic transmission schemes, basic networking knowledge, including Ethernet, Frame Relay, and ATM, as well as IP and IPX routing principles.


WHAT YOU WILL LEARN:

Typical business models and configurations for AAT products

Hardware and software overview, including installation concepts

Configuration for both narrowband and broadband RAS applications, including analog and ISDN dial, dedicated Frame Relay aggregation and concentration, PPP over ATM, and PPP over Ethernet

Troubleshooting techniques

Using the Command Line Interpreter and the AssuredVision graphical user interface


IN THE LABORATORY SESSION, YOU WILL:

Install various hardware components into the chassis
Log onto an Assured Access technology switch

Create IP addresses and IP pools

Create Call Policy databases and determine RADIUS capabilities

Configure packet and call routing based on different service models Identify typical problems and their solutions

                                       --

                                    EXHIBIT D
                                     SUPPORT

The Service described below ("Support") is included with each Product for the first year following shipment. The cost for each additional year of Support
for years two and three is             *           of the list price for the
applicable Product at the time of sale, less the      *      discount off the
list price. Support may only purchased in Year 3 for Products for which Support was purchased in Year 2. Support for years 2 and 3 must be ordered in writing prior to the first day of the applicable twelve month period, i.e. Year 2 and 3. Additional service requirements will be subject to mutual agreement of the parties. However, pricing for Support shall be subject to change at any time twenty-four (24) months after the Effective Date of this Agreement. Support will only be performed in the United States. Payment for Support shall be due quarterly in advance. AII may suspend all Support at any time that payment for any Support is more than thirty (30) days overdue. Subject to Section 12.6, AII agrees after it determines that a hardware failure in the United States which is covered by Support exists, it will provide on site support within eight (8) hours of such determination.

ADVANCE REPLACEMENTS

The principal period of maintenance for the parts delivery of this service description is Monday through Friday from 7am to 5pm EST, excluding AII holidays. AII will ship, at its expense, a replacement hardware component to the site location designated by Ziplink for arrival on the business day following completion of AII diagnosis, provided that diagnosis is completed prior to 5pm EST. If diagnosis is completed after 5pm EST, then AII shall ship the replacement hardware component for arrival on the second business day. AII will incur the shipping expenses for returning the failed component to complete the replacement process. The failed component becomes the property of AII. If AII does not receive the failed component within thirty (30) days of its failure, then AII shall invoice and Ziplink shall pay the full purchase price of the replaced component.


7 X 24 TECHNICAL RESPONSE CENTER (TRC)

AII provides SUPPORTPLUS customers with access to our technical response centers seven (7) days a week, twenty-four (24) hours a day for product-related questions or problems. SUPPORTPLUS customers shall have priority over callers requesting technical support under standard warranty. Total hold time before speaking directly to an AII support engineer averages less than one (1) minute. AII has technical response centers in Boston, Los Angeles, Amsterdam and Singapore.


7 X 24 REMOTE DIAGNOSTICS

SUPPORTPLUS customers will receive TELNET and dial-in assistance from certified AII support engineers. Remote access allows our technical experts to perform "in-box" diagnostics seven (7) days a week, twenty-four (24) hours a day. Real-time access to


                                     --
configuration parameters, hardware and software revision levels, and port statistics will allow AII to quickly resolve technical issues.


WEB SERVICES

Your organization's contract number and password(s) will allow you to access the AII customer service web page. Web services include: access to your support cases, return material authorizations, on-line problem escalation, known problem reports, release notes, troubleshooting guides and training registration.


SOFTWARE UPDATES

SUPPORTPLUS customers will receive software notifications via electronic mail (e-mail). This program provides software updates that include AII monthly maintenance releases, patch releases, and enhancements. This does not include Internet Protocol Firewall (IPF), Network Management Software (NMS) or OmniMSS Software.

If AII is unable to complete its diagnosis via telephone, AII may, at its sole discretion, dispatch a service engineer to the Ziplink's site in order to facilitate an AII diagnosis. There shall be no additional charge to Ziplink for such dispatch unless AII has dispatched the technician at the request of the Ziplink in order to verify or confirm a diagnosis by AII that the reported problem is caused by third party equipment.

Ziplink is responsible for ensuring that the Products are used and maintained in accordance with the applicable Product documentation. The Products may not be altered or modified unless performed or authorized by AII. AII shall have no liability or obligations hereunder for failure of the Products to conform to published specifications resulting from the combination of the Products with any third party hardware or software not authorized in AII published documentation or when caused by Ziplink's inability to use the products if they are operating substantially in accordance with published specifications.

At any site where Ziplink is purchasing this Service for a particular Product, Ziplink MUST cover all "like" Products at such site under this Service. (By way of example, all Omni products are "like" Products. Therefore, an Ethernet Omni is a "like" Product to a Token Ring Omni, but not a "like" Product to an Ethernet Omni Stack.) Ziplink may not split the coverage of a Systems of "like" Products at any one site between this Service Description and Service Descriptions of lesser coverage or no coverage at all.


                                       --

SUPPORTTOTAL SERVICE DESCRIPTION

The cost for this service is    *    of the list price for the equipment at the
time of sale, less the    *    discount for the first year (warranty delta)
and    *     of the list price for the Product at the time of sale, less
the    *    discount off list price for each of year 2 and 3. Service may only be purchase in Year 3 for Products for which service was purchased in Year 2. Additional service requirements will be subject to mutual agreement of the parties.

Advance Replacements

AII'S SUPPORTTOTAL service is an annual maintenance program in which AII will dispatch a certified service technician to arrive on site, with the hardware replacement, within four (4) hours of diagnosis. The principal period of maintenance for the parts delivery of this service description is seven (7) days a week, twenty-four (24) hours a day. The site must be within sixty (60) miles from the nearest parts depot of AII or any of its authorized representatives. AII's certified service technician will de-install the failed hardware and install the replacement hardware. The certified service technician will return the failed hardware, which becomes the property of AII, to complete the replacement process.


7 X 24 TECHNICAL RESPONSE CENTER (TRC)

AII provides SUPPORTTOTAL customers with access to our technical response centers for product-related questions or problems. SUPPORTTOTAL customers shall have priority over callers requesting technical support under standard warranty. Total hold time before speaking directly to an AII support engineer typically averages less than one (1) minute. AII has technical response centers in Boston, Los Angeles, Amsterdam and Singapore.


7 X 24 REMOTE DIAGNOSTICS

SUPPORTTOTAL customers will receive TELNET and dial-in assistance from certified AII support engineers. Remote access allows one of our technical experts to perform "in-box" diagnostics seven (7) days a week, twenty-four (24) hours a day. Real-time access to configuration parameters, hardware and software revision levels, and port statistics will allow AII to quickly resolve technical issues.

Web Services

Your organization's contract number and password(s) will allow you to access the AII customer service web page. Web services include: access to your support cases, return material authorizations, on-line problem escalation, known problem reports, release notes, troubleshooting guides and training registration.

                                       --

Software Updates

SUPPORTTOTAL customers will receive software notifications via electronic mail (e-mail). This program provides software updates that include AII monthly maintenance releases, patch releases, and enhancements. This does not include Internet Protocol Firewall (IPF), Network Management Software (NMS) or OmniMSS Software.

If AII is unable to complete its diagnosis via telephone, AII may, at its sole discretion, dispatch a service engineer to the Ziplink's site in order to facilitate an AII diagnosis. There shall be no additional charge to Ziplink for such dispatch unless AII has dispatched the technician at the request of the Ziplink in order to verify or confirm a diagnosis by AII that the reported problem is caused by third party equipment.

Ziplink is responsible for ensuring that the Products are used and maintained in accordance with the applicable Product documentation. The Products may not be altered or modified unless performed or authorized by AII. AII shall have no liability or obligations hereunder for failure of the Products to conform to published specifications resulting from the combination of the Products with any third party hardware or software not authorized in AII published documentation or when caused by Ziplink's inability to use the products if they are operating substantially in accordance with published specifications.

At any site where Ziplink is purchasing this Service for a particular Product, Ziplink must cover all "like" Products at such site under this Service. (By way of example, all Omni products are "like" Products. Therefore, an Ethernet Omni is a "like" Product to a Token Ring Omni, but not a "like" Product to an Ethernet Omni Stack.) Ziplink may not split the coverage of a Systems of "like" Products at any one site between this Service Description and Service Descriptions of lesser coverage.



                                       --

                       SERVICE CALL ESCALATION GUIDELINES

PROBLEM PRIORITIES DEFINITIONS:

Priority One

Company (Ziplink's) production network is down causing critical impact to business operations if service is not restored quickly. No work around is available. Company and Ziplink are willing to commit available resources around the clock to resolve the situation.

Priority Two

Company (Ziplink's) production network is severely degraded impacting significant aspects of business operations. No work around is available. Company and Ziplink are willing to commit available resources during business hours to resolve the problem.

Priority Three

Company (Ziplink's) Network performance is degraded. Network functionality is noticeably impaired but most business operations continue.

Priority Four

Company (Ziplink's) requires information or assistance on Product capabilities, installation, or configuration.

Technical Action Plan "Ownership" Escalation Guidelines


ELAPSED TIME     PRIORITY ONE          PRIORITY TWO         PRIORITY THREE       PRIORITY FOUR
----------------------------------------------------------------------------------------------
1 Hour          Customer Service       Customer Service    Customer Service  Customer Service

4 Hours         Customer Service
                    Manager

8 Hours                    Engineering        Customer Service
                             Reviews               Manager

12 Hours                  Engineering             Engineering
                             "Owns"                 Reviews

24 Hours                  Engineering                Engineering               Customer Service
                           Management                  "Owns"                      Manager

48 Hours                  Engineering
                          Management